Exhibit 99.1

Kaya Holdings, Inc. Announces Grand Opening of The Sacred Mushroom™, Oregon’s Premier Psilocybin Center

KAYS CEO Craig Frank to receive The Sacred Mushroom’s first Psilocybin Treatment

FT. LAUDERDALE, FL /July 2, 2024 / Kaya Holdings, Inc. ("KAYS" or the "Company") (OTCQB:KAYS), announced today that its licensed psilocybin treatment center in Portland, Oregon, The Sacred Mushroom™ (TSM) will open for business on July 5, 2024, and immediately commencing begin administering psilocybin treatments to eligible guests seeking to access the potential of psilocybin to help individuals grow and heal.

KAYS CEO Craig Frank will be the first guest to receive a psilocybin treatment at The Sacred Mushroom™.

Mr. Frank issued the following statement:

“I am going to experience psilocybin for the first time, as the initial guest of The Sacred Mushroom™. While I am curious and excited to discover new things about myself, my primary goal is to experience TSM as any guest would.

During the eighteen months that we have prepared for the opening of The Sacred Mushroom™, I have come to learn about the remarkable potential that psilocybin treatment has, and the potential benefits psilocybin treatment can offer, which has been denied for so long.

Now, after significant time and effort, KAYS is among a handful of companies legally licensed to offer people seeking fulfilment, inspiration, happiness and inner peace a gateway to explore altered states, provide people affllicted by PTSD, depression, OCD, sexual trauma, anxiety, substance and alcohol addictions, eating disorders and other treatment resistant mental health disorders an alternative pathway to better health and more joyful living, and bring comfort to the elderly by confronting Alzheimer’s Disease and comforting end-of-life anxiety.”

I am taking a psilocybin journey because I want to experience for myself the TSM setting, so I can be certain that we have created the setting and have all the activities and amenities necessary to deliver the highest standard of legal psilocybin experience available anywhere in the world”.

The Sacred Mushroom
psilocybin exploration company

Oregon’s premier psilocybin center.

The ultimate setting – 11,000 square feet of facility for you to explore as you journey.

Come Explore with us!

Now welcoming inquiries and taking appointments

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The Sacred Mushroom

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The Sacred Mushroom is now scheduling psilocybin treatment sessions for qualified guests. Our fully functioning website will be up and running within the week, but in the interim to find out more information or make an appointment please access our temporary web page by clicking on the above image or go to https://thesacredmushroompdx.com.

You may also email info@tsmpdx.com

“I have worked alongside Craig Frank, KAYS CEO for the past eleven years, and on behalf of KAYS staff and stockholders I would like to thank him for the hands-on leadership by example that he has shown that have helped make our facility a reality,” stated W. David Jones, KAYS Senior Advisor for Business Development, Licensing and Financial Operations. “While there is more to do to make our TSM facility a success and create stockholder value, we are proud to be in the forefront of an industry that is poised to offer relief to so many, as well as growth opportunities for KAYS.”

KAYS Stockholders and Other Interested Parties - Please Update Your Contact Information:

We routinely receive calls and emails from stockholders and other interested parties seeking an update on our operations. We are asking all KAYS stockholders and interested parties to email us and confirm their contact info. Please email info@kayaholdings.com with "KAYS stockholder update" in the subject line and include your name, address, phone number and number of shares you own so that we can make sure you receive all updates and respond to inquiries. If you would like to speak to someone at the Company, please call or text 954-480-1270 and someone will get right back to you.

About Kaya Holdings, Inc. (www.kayaholdings.com)

Kaya Holdings, Inc is a "mind care" company with operations in the emerging psilocybin sector and in medical/recreational cannabis. KAYS is a fully reporting, US-based publicly traded company, listed for trading on the OTCQB market under the symbol KAYS.

In 2014 KAYS became the first US public company to own and operate a medical cannabis dispensary (in Portland, Oregon). Today, KAYS has interests in three cannabis licenses (1 in Portland Oregon, USA and 2 in Greece).

Now, nearly ten years to the day since we made history opening that cannabis dispensary, the Company is again breaking ground in the United States with The Sacred Mushroom™ psychedelic treatment centers through its majority owned subsidiary, Fifth Dimension Therapeutics, Inc. ("FDT") which serves as the Company's operating branch in the psychedelic treatment sector, including operation of mushroom cultivation facilities and The Sacred Mushroom™ treatment centers.

Important Disclosure

KAYS is planning execution of its stated business objectives in accordance with current understanding of state and local laws and federal enforcement policies and priorities as it relates to psychedelics and cannabis. Potential investors and stockholders are cautioned that KAYS and subsidiaries including FDT will obtain advice of counsel prior to actualizing any portion of their business plan (including but not limited to license applications for the cultivation, distribution or sale of marijuana and psychedelic products, engaging in said activities or acquiring existing production/sales operations). Advice of counsel with regard to specific activities of KAYS, federal, state, or local legal action or changes in federal government policy and/or state and local laws may adversely affect business operations and stockholder value. Additionally, the launch of The Sacred Mushroom™ Psilocybin Treatment Center is dependent on receipt of final financing from our investors.

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

W. David Jones
954-480-1270

SOURCE: Kaya Holdings